Exhibit 99.1

The Immune Response
Corporation

FOR IMMEDIATE RELEASE

THE IMMUNE RESPONSE CORPORATION OBTAINS $12 MILLION IN PRIVATE PLACEMENT FINANCING

Carlsbad, California – April 30, 2004 — The Immune Response Corporation (Nasdaq: IMNR), a biopharmaceutical company developing immune-based therapies for HIV and select other diseases, announced today that it has entered into agreements to sell through a private placement approximately 6,857,000 shares of common stock at $1.75 per share to unaffiliated institutional investors, for approximately $12.0 million in gross proceeds.  Investors will also receive five-year warrants to purchase an aggregate of approximately 2,057,000 shares of common stock at $2.75 per share.  Proceeds from the financing will be used to fund the Company’s ongoing clinical activities and for general corporate purposes.  Rodman & Renshaw, Inc. served as the exclusive placement agent for the transaction.

“The Immune Response team has worked very hard this year to make major strides towards commercialization, and this new capital will allow us to continue clinical work on our pipeline products,” said John N. Bonfiglio Ph.D., Chief Executive Officer of The Immune Response Corporation. “With this new investment capital, we will continue to conduct clinical trials on our lead product, REMUNE®, while continuing our exciting work on IR103 and NeuroVax™.”

Company Highlights

The Company is developing two immune-based therapies for the treatment of HIV, REMUNE® and IR103, and one for multiple sclerosis, NeuroVax™.  The Company’s lead product candidate,

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REMUNE®, in Phase II clinical trials in Spain and Italy, is a gp120-depleted HIV-1 immunogen.  A new study in Canada investigating REMUNE® to potentially delay rebound of plasma viremia during antiretroviral treatment interruption was announced early this year.

Preclinical data on IR103, an immune-based therapy comprised of a gp120-depleted HIV-1 immunogen and a second-generation immunostimulatory oligonucleotide adjuvant (Amplivax™, developed by Hybridon, Inc. (AMEX: HBY)), was presented earlier this month at the Keystone Symposium on HIV Vaccine Development.  The data showed that IR103 demonstrated potent HIV-1 specific immunogenicity and warrants continued development as a potential therapy for individuals living with HIV.  Both REMUNE® and IR103 continue to show promise as HIV therapies, and the new financing with provide ongoing support for clinical development.

IR103 is the subject of three abstracts that have been accepted at two prestigious scientific conferences this summer.  Two of the abstracts have been accepted to the XV International AIDS Conference to be held in Bangkok, Thailand from July 11-16. Both abstracts, accepted as posters, address new preclinical data on IR103. Additionally, preclinical data on IR103 will be presented as a poster at the 12th International Congress of Immunology to be held July 18-23 in Montreal, Canada.

The Company recently announced that its investigational T-cell receptor (TCR) peptide vaccine, NeuroVax™, produced a peptide-specific immune response in 94 percent of the patients treated in a Phase I/II clinical trial in multiple sclerosis.  Results of the three-armed, randomized trial, which was discontinued early when an interim analysis revealed the high rate of response, were presented this week at the 54th annual meeting of the American Academy of Neurology (AAN).  A new study investigating the mechanisms of action of NeuroVaxTM and seeking to establish additional endpoints for therapeutic efficacy has recently been initiated and is funded, in part, by the Immune Tolerance Network (ITN), an international research consortium.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  In connection with the offering, the Company agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About The Immune Response Corporation

The Immune Response Corporation (Nasdaq: IMNR) is developing immune-based therapies (IBT) for HIV and select other diseases. The Company’s HIV products are based on its patented whole-killed virus technology, co-invented by Company founder, Dr. Jonas Salk, to stimulate HIV immune responses.  REMUNE®, currently in Phase II, is being developed as a treatment for people with HIV.  The Company has initiated development of a new IBT, IR103, which incorporates a second-generation immunostimulatory oligonucleotide adjuvant.

The Immune Response Corporation is also developing an IBT for multiple sclerosis (MS), NeuroVaxTM, which is currently in Phase II and has shown potential therapeutic value for this difficult-to-treat disease.

Please visit The Immune Response Corporation on the World Wide Web at www.imnr.com

This news release contains forward-looking statements. Forward-looking statements are often signaled by forms of words such as should, could, will, might, plan, projection, forecast, expect, guidance, potential and developing. Actual results could vary materially from those expected due to a variety of risk factors, including whether the Company will continue as a going concern and successfully raise proceeds from financing activities sufficient to fund operations and additional clinical trials of REMUNE®, NeuroVaxTM or IR103, the uncertainty of successful completion of any such clinical trials, the fact that the Company has not succeeded in commercializing any drug, the risk that REMUNE®, NeuroVaxTM or IR103 might not prove to be effective as either a therapeutic or preventive vaccine, whether future trials will be conducted and whether the results of such trials will coincide with the results of REMUNE®, NeuroVaxTM or IR103 in preclinical trials and/or earlier clinical trials. These risks, among others, are set forth in The Immune Response Corporation’s SEC filings including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2003, and any subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the results of these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

REMUNE® is a registered trademark of The Immune Response Corporation. NeuroVaxTM is a trademark of The Immune Response Corporation.  Amplivax™ is a trademark of Hybridon, Inc. (AMEX: HBY)

MEDIA CONTACT:

Laura Silver, Sam Brown Inc. Corporate Communications

310-551-9940

silver@sambrown.com

INVESTOR RELATIONS CONTACT:

Kathy Waller, Financial Relations Board

312-266-7800

kwaller@financialrelationsboard.com

AT THE COMPANY:

Michael K. Green, Chief Financial Officer

760-431-7080

info@imnr.com

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